SUPPLEMENT No. 2 DATED March 2, 2009 (To Prospectus dated September 9, 2008)	Rule 424(b)(3) Registration No. 333-153387
NEURALSTEM, INC.

1,600,000 Shares of Common Stock
Placement Agent Warrant for the Purchase of 112,000

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated September 9, 2008 and the prospectus supplement filed pursuant to Rule 424(b)5 on December 18, 2008 of Neuralstem, Inc. (”Company) as well as all prior supplements thereto and any of the Company’s filings with the Securities and Exchange Commission (“SEC”) which are incorporated therein by reference. This supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and all supplements thereto. The Prospectus relates to the sale of up to $25,000,000 of the Company’s securities.  The prospectus supplement filed pursuant to Rule 424(b)5 relates to: (i) the sale of  1,600,000 shares of the Company’s Common Stock; (ii) the sale of a placement agent warrant to purchase up to 112,000 shares of the Company’s Common Stock; and (iii) the shares underlying the placement agent warrant.

The information contained herein supplements, modifies and supersedes, in part, the information in the Prospectus and all prior supplements, as supplemented.  Any information that is modified or superseded in the Prospectus or any prior supplements shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

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See “Risk Factors” beginning on page S-4 of the prospectus supplement filed pursuant to Rule 424(b)5 dated December 18, 2008, for risk factors and information you should consider before you purchase shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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Described below are acts or events that constitute a substantive change from or addition to the information set forth in the above-referenced prospectus:

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The Placement Agent Warrant is exercisable for a period of five years and has an exercise price per share equal to $2.52, or 120% of the closing market price of the Company’s common stock on December 16, 2008.

The information in the prospectus and any prior supplements regarding the exercise price is amended with the information set forth above.  Any terms not specifically defined herein shall have the meaning ascribed to the in the Prospectus and prospectus supplement filed pursuant to Rule 424(b)5.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this supplement and any other supplements previously filed. This supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the Prospectus.